                                  EXHIBIT 10.10

                         AMENDMENT TO ZARING HOMES, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN


         The Zaring Homes, Inc. Executive Deferred Compensation Plan (the "Plan") is hereby amended in the following respects:

         1. Effective as of May 8, 1997, the name of the Plan is amended to be "Zaring National Corporation Executive Deferred Compensation Plan."

         2. Effective as of May 8, 1997, Section 1.1 of the Plan is amended in its entirety to read as follows:

                  1.1 NAME. The plan set forth herein shall be known as the Zaring National Corporation Executive Deferred Compensation Plan (the "Plan").

         3. Effective as of May 8, 1997, the reference contained in Section
2.1.12 of the Plan to "Zaring Homes, Inc. Retirement Benefit Plan" shall be deemed to refer to "Zaring National Corporation Retirement Benefit Plan."

         4. Effective as of May 8, 1997, Section 2.1.13 of the Plan is amended in its entirety to read as follows:

                  2.1.13 "Zaring National" means Zaring National Corporation, or any corporate successor thereto.

         5. Effective as of May 8, 1997, each reference contained in the Plan to "Zaring Homes" shall be deemed to refer to "Zaring National."

         6. Effective as of the date this Plan amendment is signed below by the Plan sponsor, a new Section 6.7 reading as follows is added to the Plan immediately after Plan Section 6.6:

                  6.7        UNFORSEEABLE EMERGENCY.

                             6.7.1 Notwithstanding any other provisions of the Plan to the contrary, if a Participant ceases to be an Employee for any reason and, pursuant to the foregoing provisions of this Section 6, his or her Account is to be paid to the Participant (or his or her Beneficiary) in annual installments, the Participant (or, if applicable, his or her Beneficiary) and the Committee may agree to accelerate the payment to the Participant (or, if applicable, his or her Beneficiary) of any portion or all of the Participant's Account to an earlier time than such Account or Account portion would otherwise be paid pursuant to the foregoing provisions of this Section 6, provided:
         (1) the Participant (or, if applicable, his or her Beneficiary) provides a written representation, and evidence satisfactory to the Committee, that the payment of a portion or all of the Account must be accelerated because of an unforeseeable emergency, (2) no payment of the Account is made prior to the date the Participant ceases to be an Employee, and
         (3) the portion of the Account that is being accelerated as to its payment is limited to the amount reasonably needed to satisfy the emergency.

                             6.7.2 For purposes of the Plan, an "unforeseeable emergency" of a Participant or Beneficiary means a severe financial hardship to the Participant or Beneficiary resulting from a sudden and unexpected illness or accident of such person (or a dependent, as defined in Section 152(a) of the Code, of such person), loss of such person's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such person. Acceleration of the payment of any portion of the Account may not be made to the extent that the emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of such person's assets (to the extent such liquidation would not itself cause severe financial hardship). Examples of what are not considered to be unforeseeable emergencies for purposes of the Plan include the need to send a child to college or the desire to purchase a home.


         IN WITNESS WHEREOF, the sponsor of the Plan has caused its name to be subscribed to this Plan amendment.






                                      -2-